Exhibit 99.1

Contact

McKesson Corporation

Craig Mercer, 415-983-8391 (Investors and Financial Media)

Craig.Mercer@McKesson.com

or

Kristin Hunter Chasen, 415-983-8974 (General and Business Media)

Kristin.Chasen@McKesson.com

McKesson Board of Directors Elects Brad Lerman as

New Independent Director

SAN FRANCISCO, April 30, 2018 – McKesson Corporation (NYSE: MCK) today announced that its Board of Directors has elected Brad Lerman as a new independent director, effective April 24, 2018. With the election of Mr. Lerman, the size of McKesson’s Board of Directors increases from eight to nine members, eight of whom are independent.

“With more than 25 years of experience bringing insights that bridge compliance and government relations with corporate strategy, Brad will be an immediate asset to McKesson’s Board of Directors,” said John H. Hammergren, chairman and chief executive officer, McKesson. “His deep understanding of the healthcare industry and experience in the public and private sectors bring valuable insights to our Board. We have an ongoing commitment to regularly refreshing and strengthening our Board, and Brad is a perfect match for the background we were seeking in this search process.”

“McKesson is a renowned industry leader and the Company possesses a strong foundation for long-term growth. I look forward to working collaboratively with my board colleagues to help guide the Company in advancing its mission to deliver better health to all,” added Brad Lerman.

McKesson regularly engages with its shareholders on corporate governance matters such as board composition and refreshment. “Our director selection process continues to equip the Board with the right mix of qualifications, perspectives, and experiences. The addition of Brad enhances our Board’s overall skill set and supports the execution of McKesson’s strategy, which is designed to deliver long-term growth and sustainable value creation for shareholders,” said Edward Mueller, McKesson’s lead independent director.

Brad Lerman

Mr. Lerman, age 61, is senior vice president, general counsel and corporate secretary for Medtronic. He leads the company’s global legal, government affairs and ethics and compliance functions. Prior to Medtronic, Brad served as executive vice president, general counsel and corporate secretary for the Federal National Mortgage Association (Fannie Mae) and as senior vice president, associate general counsel and chief litigation counsel for Pfizer. For a decade, Mr. Lerman served as a private practice attorney and litigation partner at Winston & Strawn LLP in Chicago. Prior to private practice, he served as a federal prosecutor for the U.S. Department of Justice, where he was an assistant U.S. attorney in the Northern District of Illinois for eight years.

About McKesson Corporation

McKesson Corporation, currently ranked 5th on the FORTUNE 500, is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information technology. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities that make our customers and partners more successful–all for the better health of patients. McKesson has been named the “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.